CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 13 to Registration Statement No. 333-01995 of Morgan Stanley Income Builder
Fund (the "Fund"), on Form N-1A of our report dated November 21, 2005, appearing in the September 30, 2005 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information, and to
the references to us on the cover page of the Statement of Additional
Information and under the captions "Financial Highlights" in the Prospectus and
"Custodian and Independent Registered Public Accounting Firm" and "Financial
Statements" in the Statement of Additional Information both of which are part of such Registration Statement.

Deloitte & Touche LLP
New York, New York
January 24, 2006